Exhibit 10.2

AMENDMENT NO. 2 TO
CONTRIBUTION AGREEMENT
THIS AMENDMENT NO. 2 TO CONTRIBUTION AGREEMENT (this “Amendment”) is made as of August 10, 2017 by and between Celularity Inc., a Delaware corporation (the “Celularity”), and TNK Therapeutics, Inc., a Delaware corporation (“TNK”).
RECITALS
A.    Celularity, TNK and Sorrento Therapeutics, Inc., a Delaware corporation, have previously entered into that certain Contribution Agreement, dated June 12, 2017, as amended by that certain Amendment No. 1 to Contribution Agreement, dated June 30, 2017, by and between Celularity and TNK (collectively, the “Contribution Agreement”).
B.    Pursuant to Section 11.2 of the Contribution Agreement, the Contribution Agreement may be amended upon the written consent of Celularity and TNK.
C.    Celularity and TNK now desire to amend the Contribution Agreement to, among other things (1) set forth certain provisions regarding the intended treatment of the transactions described in the Contribution Agreement and certain other related transactions for Tax purposes, and (2) eliminate the requirement that the Parties be required to deliver counterparts of each of the Services Agreement, the Manufacturing Agreement and the Joint Program Agreement at the Closing, in each case as set forth herein.
NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Definitions; Construction. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Contribution Agreement. References in the Contribution Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Contribution Agreement, as amended hereby.
2.Definitions Table. The line item “Accounting Firm” in the table under the heading “Additional Defined Terms” in Section 1.1 of the Contribution Agreement shall be amended and restated in its entirety as follows:
“Intended Tax Treatment                2.2”
3.Tax Provisions. Section 2.2 of the Contribution Agreement is hereby amended and restated in its entirety as follows:
“Section 2.2    Intended Tax Treatment. The Parties intend that the contribution of property to Celularity in exchange for the Celularity Shares pursuant to the Contribution described in the Contribution Agreement, in connection with certain other related transactions, shall be treated for U.S. federal and applicable state and local tax purposes as a transfer of property in exchange for stock in a corporation under Section 351 of the Code (the “Intended Tax Treatment”). Except as otherwise required by applicable law, the Parties agree to prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment (including filing the statements required by Treasury Regulation Section 1.351-3 with its federal income Tax Return filed for the taxable year which includes the Closing Date), and to not take any contrary position on any Tax Return and to notify the other Parties of any communication from the IRS or any other taxing authority of any challenge to the Intended Tax Treatment. At least thirty (30) days prior to the due date thereof, Celularity shall provide Sorrento a copy of its federal income Tax Return and any applicable state income Tax Return for the taxable year which includes the Closing Date. Sorrento shall have fifteen (15) days to review each such Tax Return and provide comments thereto (solely with respect to the Intended Tax Treatment). Celularity shall reflect on each such Tax Return any reasonable comments proposed thereto by Sorrento in regards to the reflection of the Intended Tax Treatment. Each of the Parties further agrees to cooperate in good faith with the other Party in all future Tax Returns or other filings or communications with the IRS or any other taxing authority with respect to all Tax matters pertinent to the Intended Tax Treatment.”
4.Celularity Closing Deliveries. Section 3.3(a) of the Contribution Agreement is hereby amended and restated in its entirety as follows:
“(a)    duly executed counterparts of each of the Transaction Documents (other than the Services Agreement, the Manufacturing Agreement and the Joint Program Agreement) to which Celularity or its Affiliates is a party;”
5.TNK Closing Deliveries. Section 3.4(a) of the Contribution Agreement is hereby amended and restated in its entirety as follows:
“(a)    duly executed counterparts of each of the Transaction Documents (other than the Services Agreement, the Manufacturing Agreement and the Joint Program Agreement) to which TNK, Sorrento, or their respective Affiliates is a party;”
6.Effect of Termination. The first sentence of Section 9.2 of the Contribution Agreement is hereby amended and restated in its entirety as follows:
“Termination of this Agreement pursuant to this Article IX shall terminate all obligations of the Parties, except for the obligations under this Section 9.2 or Section 2.2, Section 11.1, Section 11.5 or Section 11.6 hereof, provided, that nothing in this Section 9.2 shall relieve or limit the liability hereunder of any Party (the “Defaulting Party”) to another Party on account of fraud or in connection with a willful and material breach of this Agreement by the Defaulting Party.”
7.Miscellaneous. Except as specifically set forth herein, all of the terms and provisions of the Contribution Agreement shall remain unchanged, unmodified and in full force and effect, and the Contribution Agreement shall be read together with and construed with this Amendment. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same amendatory instrument and any of the parties hereto may executed this Amendment by signing one counterpart. Any signature page delivered by facsimile or e-mail transmission of images in Adobe PDF or similar format shall be binding to the same extent as an original signature page.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Contribution Agreement as of the date first written above.

CELULARITY:	TNK:
Celularity, Inc. By: /s/ Robert Hariri Name: Robert Hariri Its: Chief Executive Officer	TNK Therapeutics, Inc. By:/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Its: Chief Executive Officer